Exhibit 10.44

GROUND LEASE AGREEMENT

The City of DeLand, a Florida municipal corporation (hereinafter referred to as “Lessor”), and FloMet, LLC, a Foreign limited liability company, with its principal place of business at 810 Flightline Boulevard, DeLand, Florida 32724, hereinafter referred to as “Lessee”), in consideration of the mutual terms and conditions of this Ground Lease Agreement (hereinafter referred to as the “Agreement”), dated this 7th day of August, 2014, hereby agree as follows:

Section 1.                                          Property. Lessor hereby leases to Lessee 6.52 acres of land described in the attached Exhibit “A”, which is located at 810 Flightline Boulevard, DeLand, at the DeLand Municipal Airport in Volusia County, Florida (hereinafter referred to as the “premises” or “leased premises”). Any use of the airport outside of the leased premises shall be in accordance with any fee schedules or other regulations, rules or policies adopted by Lessor.

Section 2.                                          Term. This Agreement shall be for a term of five (5) years, beginning September 1, 2014, and ending on August 31, 2019, unless sooner terminated as provided below.

Section 3.                                          Purposes. The premises shall be used solely for the purpose of manufacturing and such attendant uses necessary thereto and for no other purpose whatsoever. Lessee shall make no unlawful, improper or offensive use of the premises. Lessee’s activities shall be limited to those activities normally associated with the business of warehouse space.

Section 4.                                          Renewals. So long as Lessee is completely current with its rent payments and is otherwise in full compliance with all of the terms, covenants and conditions of this Agreement, Lessee shall have the right and option to renew this Agreement, upon proper notice, for ten (10) successive terms of five (5) years each under the same terms and conditions as the initial term of this Agreement, except as those terms and conditions may be modified in accordance with this Agreement. Written notice of Lessee’s intention to renew shall be sent to Lessor not less than 90 days or not more than 180 days prior to the expiration date of the initial term of this Agreement and any renewal term of this Agreement.

Section 5.                                          Rent. Lessee shall pay Lessor as base rent for the premises the sum of $64,513.00 annually, payable in twelve (12) equal monthly installments of $5,376.12, due in advance on the first day of each month. All rent payments are subject to state and/or local sales taxes at the rate or rates then in effect, which shall be due and payable at the same time as the rent installments. This base rent shall be modified as follows:

A.                                    Annual cost of living adjustments. At the conclusion of the third year of this Agreement and thenceforth every year thereafter, the rent payable by Lessee shall be adjusted for the following year in accordance with this subsection; provided, however, that in no event shall the annual rent payable by Lessee be less than the base rent reserved in the preceding paragraph of this section; and provided further, however, that in no event shall any annual adjustment be less than 3% nor more than 6%. On October 1st of each year during the initial term or any renewal of this Agreement, Lessor shall use the latest available publications promulgated by the U.S. Department of Labor to determine the average annual change in the Cost of Living Index (All Urban Consumers) for the twelve (12) months immediately preceding that date for which data is available. On or before November 1st of each year, Lessor shall send Lessee written notice of the average annual change in the Cost of Living Index and the required adjustment, if any, in annual rent and monthly installments. The annual cost of living adjustment shall be determined by applying the change in the Consumer Price Index to Lessee’s annual rent at the time the notice is sent and shall become effective for the following year beginning on the yearly anniversary date of this Agreement; provided, however, that in no event shall the annual rent payable by Lessee be less than the base rent reserved in the preceding paragraph of this Section; and provided further, however, that in no event shall any annual adjustment be less than 3% nor more than 6%.

B.                                    Redetermination of rent for renewal term. At the end of the initial term or any renewal term of this Agreement, Lessor, in its sole discretion and at its sole option, may notify Lessee that the base rent to be paid by Lessee shall be altered and redetermined in accordance with this subsection. Written notice of Lessor’s exercise of this option shall be sent to Lessee not less than 60 days prior to the expiration of the current term. The parties may then negotiate a new base rent for the ensuing term. If the parties are unable to reach agreement on the rent within 30 days of the date of notice, each party shall appoint (at its own expense) a qualified MAI appraiser, who shall then appoint a third qualified MAI appraiser (whose costs shall be borne equally by the parties). These appraisers shall inspect and appraise the rental value of the property, and arrive at a fair rental value for the premises based upon a value per square foot per year. This value for the property shall exclude the rental value of any improvements or renovations built or installed on the premises at the expense of Lessee. If the appraisers do not unanimously agree on the fair rental value of the premises, the base rent for the renewal period shall be established by averaging the two highest appraisals.

C.                                    Adjustment when substantial part of premises unusable. If a substantial part of the premises is rendered unusable due to condemnation or force majeure, the rent payable by Lessee shall be adjusted in accordance with this subsection; provided, however, that Lessee shall continue to pay rent at the current rate until the adjustment amount has been finally determined in accordance with this subsection. Within 30 days of the condemnation action or event of force majeure, Lessee shall send Lessor written notice of its desire to adjust the rent in accordance with this subsection and include in that notice any proposed adjustment in the rent and the factual basis for same. If the parties are unable to reach agreement on the rent within 30 days after the notice is sent, the rent shall be determined by a panel of MAI appraisers selected as provided in subsection B above. The rent arrived at through this subsection shall be subject to all other adjustments provided for in this section. If the condition which renders a substantial part of the premises unusable is temporary, upon the termination or elimination of that condition, Lessee shall resume paying rent in the amount that would have been due had the condition never existed.

The taking by condemnation or otherwise of 30 feet or less of any of the premises immediately adjacent to a public or private road for purposes of improving that road shall not be deemed to be a taking of a substantial part of the premises.

Section 6.                                          Taxes. In addition to applicable sales or other proper tax on rent installments, Lessee shall pay any and all taxes levied or assessed by any proper taxing authority upon the land; upon any personal property, buildings, fixtures or improvements belonging to Lessee and located on the leased premises, including but not limited to, all ad valorem or real estate taxes assessed against the land, and any and all taxes assessed or levied by any proper taxing authority as a result of Lessee’s leasehold or possessory interest. Lessee shall pay in full all ad valorem taxes assessed against the leased premises on or before April 1st of each and every year. Nonpayment of ad valorem taxes in full by the Lessee shall create a default of this Agreement pursuant to Section 29(B) below. Lessee’s default or termination of this Agreement shall not relieve Lessee of responsibility to pay taxes as set forth herein.

Section 7.                                          Security deposit. This section intentionally omitted.

Section 8.                                          Buildings and improvements. Lessee may, at its sole cost and expense, make any changes, alterations or improvements that may be reasonable and necessary for its use of the premises. All buildings, fixtures and improvements shall remain the property of Lessee, subject to Lessor’s landlord lien for rent. Lessee may remove the improvements upon the termination of this Agreement if the removal can be done in a manner that does not injure or damage the leased premises. If Lessee fails to remove the buildings, fixtures or improvements as provided, Lessor, at its option, may require Lessee to remove them. If Lessee fails to do so, Lessor may remove and dispose of the buildings, fixtures, improvements and personal property not removed by Lessee. In that case, Lessee agrees to sell, assign and transfer to Lessor all of Lessee’s right, title and interest in the buildings, fixtures, improvements and personal property not removed by

Lessee for the sum of $1.00. Lessee further agrees that if Lessor removes the buildings, fixtures, improvements and personal property as provided for above, Lessee shall pay Lessor upon written demand the cost of the removal, transportation, storage and/or disposition of the property.

Section 9.                                          Review of plans for buildings and improvements. Before applying for a building permit for the construction, erection or installation on the leased premises of any alteration, fixture, building, structure or other improvement, Lessee shall submit complete building plans for Lessor’s prior review and approval, which approval shall not be unreasonably withheld. The review and approval of the plans shall be subject to all applicable federal, state and local regulations, including but not limited to all zoning and airport development regulations. In the event of a conflict among such regulations, the more restrictive shall apply. Such plans shall also be subject to the approval of the Federal Aviation Administration (FAA).

Section 10.                                   Mortgage of Lessee’s interest. Lessor may, by further agreement, consent to subordination of some of its rights as landlord to any lending institution making a loan to Lessee to be used in connection with the construction or improvement of any building or facility upon the leasehold. However, in any such subordination agreement, Lessor shall reserve the right to be made a party to any foreclosure action and shall have the right to receive absolutely all proceeds on foreclosure sale above the amount of the judgment in foreclosure, and shall have the right to bid at foreclosure sale. Any subordination agreement shall provide for maintaining current at all times all payments owed to Lessor under this Agreement.

No mortgage or foreclosure or the consent thereto shall be deemed to encumber or affect Lessor’s title to the real property which is demised in this Agreement. A copy of the mortgage instrument shall be provided to Lessor not more than 30 days after execution of the mortgage. Lessee shall at that time also provide Lessor the name and mailing address of a representative of the mortgagee authorized to receive notices under this Agreement. During the period of time that the mortgage remains unsatisfied, Lessor shall send the mortgagee a copy of any notices from Lessor to Lessee at the same time that notice is sent to Lessee.

Section 11.                                   Water and sewer connections. Lessee shall connect the water and sewer systems on the premises to the airport water and sewer systems provided by Lessor. However, Lessor may permit Lessee to maintain additional water and sewer facilities on the premises if necessary to the carrying out of Lessee’s activities on the premises.

Section 12.                                   Mechanic’s liens. The premises hereby leased shall not be subject to any mechanic’s lien, and Lessee agrees that, not less than five (5) days before any construction material or services are provided to Lessee, it shall post and record in the public records of Volusia County a notice of nonresponsibility of Lessor, stating that Lessor is not responsible for payment of any labor, materials or services provided Lessee and that the leased premises are not subject to any mechanics’ liens.

Section 13.                                   Repairs and maintenance generally. Lessee represents that it has inspected the leased premises and accepts them in their present condition. During the term of this Agreement, Lessee shall maintain the premises in good repair and in a neat and orderly condition at Lessee’s sole cost and expense. In the event that Lessee fails or refuses to perform any required repairs or maintenance, Lessor shall have the right, but not the duty, to undertake any such repairs or maintenance, and the cost thereof, together with interest thereon, shall be collectable as additional rent. Lessor shall not be required to make any improvements or repairs to or upon the premises whatsoever.

Section 14.                                   Maintenance of premises exteriors. Lessee recognizes that Lessor has special economic and other interests in maintaining the clean, neat and orderly appearance of grounds and the exterior of structures at the DeLand Municipal Airport. Accordingly, Lessee shall landscape the premises in a manner acceptable to Lessor and keep the grounds and the exterior of structures on the premises in a clean, neat and orderly appearance. In the event Lessee fails substantially to correct a breach of this section within ten (10) days after Lessor sends written notice of such breach, Lessor shall have the right, but not the duty, to undertake any such required maintenance or landscaping, and the cost thereof, together with interest thereon, shall be collectable as additional rent.

Section 15.                                   Surrender of possession. Upon termination of this Agreement, Lessee shall surrender the premises quietly and peaceably and in as good order and condition as at the commencement of the Agreement term, reasonable wear, tear and damage by the elements excepted. Lessee shall also leave the premises free from all nuisances and dangerous or defective conditions.

Section 16.                                   Compliance with laws. Lessee shall at its own cost and expense comply with all applicable federal, state and local laws, rules and regulations pertaining to Lessee’s use of the premises, as they may be amended from time to time, including but not limited to the following:

A.                                    All building, zoning, sign, airport development and fire protection regulations.

B.                                    All regulations and instructions regarding the disposal of sewage, garbage and industrial or hazardous wastes promulgated or enforced by any federal, state or local agency.

C.                                    All regulations requiring that Lessee obtain licenses or permits for its activities on the leased premises.

D.                                    All regulations restricting the height of structures, natural growths or other obstructions on the leased premises promulgated by the Federal Aviation Administration (FAA).

Section 17.                                   Utility payments. Lessee shall pay all utilities for the leased premises and shall pay when due all bills for water, sewer, stormwater and garbage collection services provided to the premises by the City of DeLand.

Section 18.                                   Prohibited activities.  The following operations, activities and uses are specifically prohibited on the leased premises:

A.                                    The keeping or storage during any 24-hour period of any flammable liquids inside any covered or enclosed portion of the leased premises in excess of the amount of the liquids needed by Lessee for that 24-hour period. Any flammable liquids with a flash point of less than 100 degrees Fahrenheit shall be kept and stored only in safety containers of a type approved by Underwriters’ Laboratories and the DeLand Fire Department. For purposes of enforcing this subsection, Lessee shall send to Lessor not more than 30 days after execution of this Agreement a list of the types, contents and quantities of any flammable liquids which will be maintained on the leased premises. Any additions to that list shall be sent within five (5) days after receipt by Lessee of the liquid in question.

B.                                    Any improvements to or use of the property that unreasonably interferes with the use or enjoyment of adjacent or nearby premises by other lessees of Lessor.

C.                                    Any use of the leased premises that would interfere with or adversely affect the operation or maintenance of the DeLand Municipal Airport, or would otherwise constitute an airport hazard.

D.                                    The use of the premises in violation of any applicable federal, state or local law, rule or regulation.

E.                                     The use of the premises for residential, labor camp or trailer court purposes.

F.                                      The dumping, storage, disposal or incineration of junk, sewage, garbage or refuse.

G.                                    The storage or repair of any motor vehicles, equipment or machinery not directly used by Lessee in the primary use of the premises.

Section 19.                                   Environmental matters.

A.                                    Lessee shall not suffer, cause or permit the contamination of the leased premises, or any environmental contamination resulting from use of the leased premises, by any hazardous or toxic materials (including but not limited to petroleum products) and shall not handle or permit polychlorinated biphenyls (“PCB’s”) or asbestos or substances containing PCB’s or asbestos on the premises. Lessee shall immediately provide Lessor with notice of any event of an environmental nature, including any spill or other incident which could result in contamination to the premises.

B.                                    Lessee shall conduct all of its operations at the leased premises in compliance with all federal, state and local laws, rules, regulations, ordinances or requirements, including, but not limited to, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, or any amendments thereto, or any regulations promulgated pursuant thereto, or any similar state or local law, rule, regulation or ordinance (“Environmental Statutes”).  Lessee shall obtain all registrations required by Environmental Statutes and shall submit to Lessor, upon request, for inspecting and copying all documents, permits, licenses, approvals, manifests and records required to be submitted and/or maintained by the provisions of the Environmental Statutes. Lessee shall also provide promptly to Lessor copies of any correspondence, notice of violation, summons, order, complaint or other document received by Lessee pertaining to compliance with Environmental Statutes.

C.                                    Lessee shall permit Lessor and Lessor’s agents, servants and employees, including but not limited to legal counsel and environmental consultants and engineers, access to the premises for the purposes of environmental inspections and sampling during regular business hours, or during other hours after reasonable notice by Lessor, or in the event of any environmental emergency. Lessee shall not restrict access to any part of the premises, and Lessee shall not impose any conditions to access. To the extent any hazardous conditions exist on the leased premises, Lessor, in its sole discretion may remedy and/or cause to be remedied at Lessee’s sole expense, the defect or contamination, and Lessor reserves the right to re-inspect the leased premises after any remediation, and require Lessee to take appropriate action to remedy and/or cause to be remedied any further defect or contamination resulting from this tenancy.

D.                                    Lessee shall defend, indemnify and hold harmless Lessor from and against any and all liability, losses, damages, claims, demands, expenses, fees, fines, penalties, suits, proceedings, actions and costs of action (including attorneys’ fees, engineering and other professional or expert fees), of whatsoever kind or nature arising out of or in any way related to Lessee’s responsibilities hereunder.

E.                                     Notwithstanding the foregoing, Lessee shall have no liability for any hazardous conditions which may have existed on the leased premises before Lessee took possession or which may have arisen thereafter if Lessee demonstrates to the reasonable satisfaction of Lessor by substantial, competent evidence that the hazardous conditions were caused by identified, unrelated third parties acting without the express or implied consent of Lessee.

Section 20.                                   Duties of Lessor. During the term of this Agreement, Lessor shall:

A.                                    Continue to operate the DeLand Municipal Airport as a public airport, consistent with government regulations.

B.                                    Allow Lessee free access to the premises over public roads leading to the leased premises and allow Lessee access to public airport facilities.

C.                                    Not permit the construction by any other entity under its control of any improvements or structures which would interfere with Lessee’s ingress and egress to the premises.

Section 21.                                   Enjoyment of premises. Lessee acknowledges that its right to enjoy the leased premises is subject to the use of the surrounding property for industrial, commercial and airport purposes, with accompanying industrial, commercial and airport noises, odors, smoke, sonic booms and low-flying aircraft, and the danger and nuisance thereof.

Section 22.                                   Non-assignability. Lessee shall not assign this Agreement without the prior written approval of Lessor, which approval may not be unreasonably withheld. Any attempted assignment in contravention hereof shall be void.

No assignment shall relieve Lessee of its obligation to pay the rent provided for in this Agreement in the event of a default by the assignee unless Lessee is specifically relieved of that obligation in writing by Lessor. Lessee shall send Lessor a copy of the proposed assignment not less than 60 days prior to its proposed execution, together with any information reasonably required by Lessor to make a decision on the proposed assignment, and Lessor shall send Lessee notice of its consent or refusal to consent not less than 30 days thereafter.

Section 23.                                   Nondiscrimination covenants. Lessee, for itself, its personal representatives, successors in interest, and permitted assigns, if any, agrees as a covenant running with the land that:

A.                                    In the event facilities are constructed, maintained or operated on the leased premises for a purpose for which a U.S. Department of Transportation (DOT) program or activity is extended, or for any other purpose involving the provision of similar services or benefits, Lessee shall maintain and operate such facilities and services in compliance with all requirements imposed by the latest version of Title 49, Code of Federal Regulations, DOT, Subtitle A, Office of the Secretary, Part 21, Nondiscrimination in Federally Assisted Programs of the DOT-Effectuation of Title VI of the Civil Rights Act of 1964 (DOT Regulations).

B.                                    No person shall be excluded from participation in, denied the benefits of, or otherwise be subjected to discrimination in the use of any facilities or services of Lessee on the grounds of race, color or national origin.

C.                                    In the construction of any improvements on, over or under any facilities on the premises, and the furnishing of services on the premises, no person shall be excluded from participation in, denied the benefits of, or otherwise be subjected to discrimination in such activity on account of race, color or national origin.

D.                                    The premises shall be used in compliance with DOT Regulations.

E.                                     Subject to appeal provisions in DOT Regulations, upon Lessee’s breach of any provision of this section, Lessor may terminate this Agreement and reenter and repossess the premises, and hold the same as if this Agreement had never been made, if Lessee fails to cure and remedy the breach in a manner reasonably agreeable to Lessor within 30 days after written notice is sent to Lessee by Lessor.

Section 24.                                   Liability insurance, indemnity and holdharmless. Lessee shall defend, indemnify and hold harmless Lessor from and against any and all liability, losses, damages, claims, demands, expenses, fees, fines, penalties, suits, proceedings, actions and costs of actions (including attorneys’ fees), of whatsoever kind or nature arising out of or in any way related to the use, occupancy, management or control of the leased premises, or any act or omission of Lessee or its agents, servants, employees, independent contractors, customers, patrons or invitees, whether on the leased premises or elsewhere.

Within ten (10) days of the beginning date of this Agreement, Lessee shall, at its own cost and expense, procure and maintain comprehensive public liability insurance coverage from a company and in a form acceptable to Lessor, in its sole discretion, protecting and insuring Lessee and Lessor against any and all of the foregoing, with a combined single limit of not less than ONE MILLION DOLLARS ($1,000,000) and a general aggregate of not less than TWO MILLION DOLLARS ($2,000,000) combined single limit commercial general liability insurance on an occurrence basis (including coverage for the Premises and Lessee’s operations). All such insurance shall cover complete contractual liability, bodily injury and property damage liability. The certificate shall list the City of DeLand as an additional insured, indicate the location of the leased property by street address, and provide at least 30 days advance written notice of cancellation or change of coverage to the City of DeLand.

If the Lessee uses or stores any hazardous or toxic substances on the leased premises, then within ten (10) days of the beginning date of this Agreement, Lessee shall, at its own cost and expense, procure and maintain pollution liability and storage tank coverage from a company and in a form acceptable to Lessor, in its sole discretion, protecting and insuring Lessee and Lessor against any and all liability and costs of clean-up and remediation resulting from the storage, handling or disposal of any hazardous or toxic substances, as those terms are commonly defined, or for any other liability relating to such hazardous or toxic substances, with coverage limits in the amount not less than $1,000,000 for any one occurrence. The certificate shall list the City of DeLand as an additional insured, indicate the location of the leased property by street address, and provide at least 30 days advance written notice of cancellation or change of coverage to the City of DeLand.

Section 25.                                   Nonliability of Lessor to Lessee. Lessor shall not be liable to Lessee or its agents, representatives, invitees, employees, or any other person, for any injury to or death of any of them, or for any damage to any of Lessee’s property or loss of revenue, caused by any third persons in the maintenance, construction or operation of the Airport, its appurtenances, facilities or equipment, or caused by any third persons using the Airport or its appurtenances, facilities and equipment, or navigating any aircraft on or over the Airport, whether the injury, death or damage is due to negligence or not. Third persons, as used in this section, shall include the United States of America and the State of Florida, or any of their agencies, and all persons other than the City of DeLand.

Section 26.                                   Non-exclusivity. Nothing in this Agreement shall be construed to grant Lessee the exclusive right to carry on any activity on any premises owned or subject to control by Lessor. Lessor reserves the right to lease or convey other premises to other operators of businesses or activities similar to those of Lessee upon terms and conditions set by Lessor.

Section 27.                                   Agreement not a joint venture. Nothing contained in this Agreement is intended, or shall be construed, as in any way creating or establishing the relationship of partners or joint venturers between Lessor and Lessee or as constituting either party as the agent or representative of the other party for any purpose or in any manner.

Section 28.                                   Reservation of airspace. Lessor reserves to itself for the use and benefit of the public a right of flight for the passage of aircraft in the airspace above the leased premises, together with the right to cause in the airspace such noise as is inherent in the operation of all types of aircraft, and to use the airspace for all airport and related activities, subject to Lessee’s right to construct and maintain permitted improvements.

Section 29.                                   Defaults. This Agreement shall be in default and may be terminated in any of the following events:

A.                                    Failure to pay rent or other payments due. The failure by Lessee to pay to Lessor any sum when due, when the failure continues for three (3) or more days after written notice of default is sent to Lessee.

B.                                    Violation of terms. The violation of or failure to perform any other term, covenant or condition of this Agreement, including the payment in full of ad valorem taxes on or before April 1st of each year, if the violation or failure to perform is not corrected or cured within ten (10) days after written notice of default is sent to the party in default. Any notice sent under this subsection shall specify the violation or failure to perform, and the steps which must be taken by that party to correct the violation or failure to perform.

C.                                    Insolvency. If Lessee becomes insolvent or makes an assignment for benefit of creditors; or the interest of Lessee in the premises is levied upon or sold upon execution, or becomes vested by operation of law in some other person; or a receiver or trustee is appointed for Lessee.

D.                                    Abandonment. If Lessee vacates or abandons the leased premises, or permits the premises to remain vacant or abandoned for a period of 30 days or more, regardless of whether or not rent payments are current. However, Lessor may at its sole discretion consent in writing to the vacation of the premises for a longer period of time upon terms and conditions set by Lessor.

E.                                    Corporate Dissolution. If Lessee is a corporation and if Lessee suffers or permits its corporate franchise to be dissolved for a period of more than three (3) calendar months before seeking reinstatement.

Section 30.                                   Remedies for default. In the event of a default as provided above, the parties shall have the following remedies:

A.                                    Repossession by Lessor. Upon default by Lessee, Lessee’s right to possession of the leased premises shall terminate, without notice or demand by Lessor, and Lessee shall surrender possession to Lessor. Lessee hereby grants to Lessor full and free license to enter the premises to take possession of the premises in any lawful manner, and to expel Lessee.

B.                                    Damages. In addition to terminating this Agreement and retaking possession of the leased premises, Lessor may recover all damages and rent accrued or accruing under this Agreement or arising out of any breach of this Agreement. Lessor may resume possession of the premises for its own account and recover from Lessee the difference between the total rent due under this Agreement and the fair market value of the property for the remainder of the term, reduced to present value, or Lessor may resume possession of the premises and re-rent it for the remainder of the term for the account of Lessee and recover from Lessee, at the end of the term or at the time any rent becomes due under this Agreement, the difference between the rent specified in this Agreement and the rent received upon the re-renting the premises.

C.                                    Other remedies. Lessor may pursue any other remedies provided by law for the breach of this Agreement. No right or remedy conferred upon or reserved to Lessor in this Agreement is intended to be exclusive of any other right or remedy, and each right and remedy shall be cumulative and in addition to any other right or remedy of Lessor under this Agreement, or now or hereafter existing at law or equity, or by statute.

D.                                    Lessee’s right of cancellation. Lessee may cancel this Agreement in the event of civil commotion or riot, acts of military power, damage to runways which preclude reasonable use of the airport, or court order restraining the use of the airport; however, this termination shall not create any liability to Lessee by Lessor. Lessee may also terminate this Agreement if Lessor fails to fulfill its obligations under this Agreement, upon a determination by a court of competent jurisdiction that such a default exists.

E.                                    Attorney’s fees. In any civil action brought to enforce the provisions of this Agreement, the party in whose favor a judgment or decree has been rendered may recover reasonable court costs, including attorney’s fees, from the non-prevailing party.

Section 31.                                   Force majeure. The performance of all provisions of this Agreement (except for the payment of rent) shall be postponed and suspended during any period that the performance thereof is prevented by acts of God, accidents, weather and conditions arising therefrom, riot, fire, flood, storm, lightning, epidemic, insurrection, rebellion, revolution, civil war, hostilities, war, the declaration or existence of a national emergency and conditions arising therefrom, the exercise of paramount power by the federal government, either through the taking of the leased premises or the imposition of regulations restricting the conduct of business on the premises, interference, restriction, limitation or prevention by legislation, regulation, decree, order or request of any federal, state or local government or any instrumentality or agency thereof, including any court of competent jurisdiction, or any other delay or contingency beyond the reasonable control of Lessor or Lessee.

Section 32.                                   Eminent domain. If all or any substantial part of the leased premises is taken by any paramount public authority under the power of eminent domain, then the term of this Agreement shall cease as to the part taken from the day the possession of that part is taken for any public purpose, and from that day Lessee shall have the right either to cancel this Agreement or to continue in possession of the remainder of the premises upon payment of an adjusted rent as provided in Section 5 above.

All damages awarded for the taking shall belong to and be the exclusive property of Lessor, except for any portion of the award made for loss of improvements belonging to Lessee or for loss of Lessee’s leasehold interest in the premises taken.

The taking of 30 feet or less of any of the leased premises immediately adjacent to a public or private road for improvement of that road shall not be deemed to be a taking of a substantial portion of the premises.

Section 33.                                   Waiver of default; effect. The acceptance by Lessor of one or more monthly rental installments after they fall due, or after knowledge of any breach by Lessee of this Agreement, or after the sending of any notice or demand, or any other act or series of acts by Lessor except an express waiver in writing, shall not be deemed or construed as a waiver of Lessor’s right to act or as a waiver of any other right given to Lessor under this Agreement, or as an election not to proceed under the provisions of this Agreement. The failure by Lessor to collect or demand any sums due under this Agreement shall not relieve Lessee’s obligation to pay those sums when demanded.

Section 34.                                   Notices. Any notices required by this Agreement, or which Lessor or Lessee may wish to serve on the other, shall be in writing and shall be deemed served, whether or not service is accepted, admitted or refused, when delivered in person to an agent or employee of the party at its place of business or when deposited in the U.S. Mail, postage prepaid, return receipt requested, addressed to the parties as follows:

Assistant City Manager	Alan Miles, Director of MIM Operations
City of DeLand	FloMet, LLC
120 South Florida Avenue	810 Flightline Boulevard
DeLand, Florida 32720	DeLand, Florida 32724

Section 35.                                   Subject to federal deeds and agreements. This Agreement is subject and subordinate to the provisions of a deed from the United States to the City of DeLand dated June 20, 1947, and recorded at Deed Book 383, Page 508, Public Records of Volusia County, Florida, and other existing agreements and leases between Lessor and the United States and any and all future leases, deeds and agreements entered into between the United States and the City of DeLand with reference to the conveyance by the United States to the City of DeLand of any real or personal property under any existing or future federal statutes authorizing the conveyance of such property by the federal government to the City for airport purposes.

Section 36.                                   Inspection of premises. Lessee shall allow Lessor’s authorized representative access to the leased premises at all reasonable hours for the purpose of examining and inspecting said premises; for the purposes necessary, incidental to or connected with the performance of Lessee’s obligations under this Agreement; or in the exercise of its governmental functions.

Section 37.                                   Signs. Lessee shall be allowed to install signs and advertisements promoting the business conducted by Lessee subject to the written consent of the Lessor, which consent shall not be unreasonably withheld, and subject to compliance with all applicable sign, zoning, building and other codes.

Section 38.                                   Effect on prior agreements. This Agreement supersedes all prior agreements, if any, between the parties regarding the leasing of these premises and, as of the date of this Agreement, those prior agreements shall be of no further force or effect.

Section 39.                                   Construction of lease. This Agreement shall be construed under the laws of the State of Florida and the Code of Ordinances of the City of DeLand.

Section 40.                                   Short form of lease. Either party may prepare for execution a short form of this Agreement for recording in the public records. The costs of recording this Agreement shall be paid by Lessee.

Section 41.                                   Amendments to lease. This Agreement may be amended only in writing signed by both parties.

Section 42.                                   Late charge. All unpaid sums owed to Lessor under this Agreement shall bear interest at a rate of 18 percent per annum from the date when due.

Section 43.                                   Time of essence. Time is of the essence in the performance of each and every covenant and condition of this Agreement.

Section 44.                                   Omitted provisions. Various sections of the City’s standard Ground Lease for the DeLand Municipal Airport may have been omitted if they are not applicable to this Agreement. In that event, the section headings have been retained for reference only to facilitate administrative review.

Section 45.                                   Special terms and conditions.

1.                   Lessor and Lessee recognize that DeLand Air/Tech Park is an unrecorded subdivision of land. The parcels numbered 5 & 6 on the attached Exhibit “A” may be combined for planning and permitting purposes and considered as one lot. Lessee understands that the DeLand Air/Tech Park was issued a stormwater permit by the St. Johns River Water Management District (hereinafter referred to as the “Permit”). As a condition of the Permit, certain stormwater emanating from off of the leased premises flows onto the leased premises and into the stormwater retention pond located on the leased premises (substantially on parcel #5 as depicted in the attached Exhibit “A”). Any development of the leased premises will be subject to the Lessee continuing to allow offsite stormwater onto the leased premises in accordance with the Permit. Lessee may, at its sole cost and expense, relocate any of the stormwater facilities on the leased premises, including the aforesaid retention pond any piping or culverts associated therewith and which are located on the leased premises, subject to the review and approval of the Lessor, which approval shall not be unreasonably withheld, and in accordance with all requirements of the Permit and any other applicable governmental regulations.

2.                   If Lessee should desire to construct a parking area and/or additional buildings on the leased premises which necessitates the relocation of the stormwater conveyance lying generally along the parcel line between parcels #5 and #6, then Lessor shall credit Lessee 50% of the cost of the actual cost of such relocation, up to a maximum of $22,500.00 to be paid as a credit against Lessee’s rent payments hereunder in an amount of $1,000.00 per month, with a final payment equaling the remaining amount of the rent credit of less than $1,000.00. In addition to any credits given to Lessee for the stormwater conveyance relocation, the Lessor will credit the Lessee 20% of the actual cost of constructing a new parking lot on the leased premises, up to a maximum of $10,000.00, to be paid as a credit against the Lessee’s rent payments hereunder, in an amount of $500.00 per month until the credit is paid in full.

3.                   Lessee shall be given a credit against the rent in the amount of $736 per month beginning November 1, 2014, and continuing for five months thereafter until March 31, 2015 (this is to finish compliance with the Second Amendment to Ground Lease Agreement on lease A-073 for 2.7 acres, dated September 14, 1994).

4.                   Lessor acknowledges and agrees to comply with DeLand Aeronautical and Technical Park Development Standards as attached hereto and referenced as Exhibit “B”, the requirements of the Land Development Regulations of the City of DeLand, and any other applicable federal, state or local regulations. In instances where there are conflicts between the DeLand Aeronautical and Technical Park Development Standards and the City Land Development Regulations, the more restrictive shall apply.

Section 46.                                   Complete agreement. This Agreement constitutes the complete and exclusive understanding and agreement between the parties with respect to the subject matter hereof and may only be amended in writing signed by both parties hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties’ heirs, personal representatives, successors and permitted assigns.

EXECUTED by the Lessee this 7th day of August, 2014.

EXECUTED by the Lessor this 18th day of August, 2014.

CITY OF DELAND, LESSOR	FLOMET, LLC, LESSEE

/s/ Robert F. Apgar	By:	/s/ Sheryl A. Blood
Robert F. Apgar		Sheryl A. Blood
Mayor-Commissioner		Director of Purchasing

Address: City of DeLand	Address: FloMet, LLC
120 South Florida Avenue	810 Flightline Boulevard
DeLand, Florida 32720	DeLand, Florida 32724

ATTEST:	WITNESSES AS TO LESSEE:

/s/ Julie A. Hennessy	/s/ Alan Miles
Julie A. Hennessy	(Witness’ Signature)
City Clerk-Auditor
Alan Miles
(Print Name)

WITNESSES AS TO LESSEE:

/s/ Cheryl Reynolds
(Witness’ Signature)

Cheryl Reynolds
(Print Name)

This Instrument Prepared By:

City of DeLand

120 South Florida Avenue

DeLand, Florida 32720